EXHIBIT 5.1

April 9, 2004

Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618

Re:	Broadcom Corporation – Registration Statement for Offering of 214,981 Shares of Class A Common Stock

Ladies and Gentlemen:

We have acted as counsel to Broadcom Corporation, a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 214,981 shares of the Company’s Class A common stock for issuance under the Sand Video, Inc. 2002 Stock Incentive Plan, as amended and subsequently assumed by the Company (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the assumption of the Plan and the outstanding options thereunder. Based on such review, we are of the opinion that if, as and when the shares of the Company’s stock are issued and sold (and the consideration therefor received) pursuant to the provisions of option agreements duly authorized under the Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5.1 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the shares of the Company’s common stock issuable under such plan.

Very truly yours, MORGAN, LEWIS & BOCKIUS LLP
/s/ Morgan, Lewis & Bockius LLP